SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SPECTRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECTRX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004

TO THE STOCKHOLDERS:

&#Notice is hereby given that the 2004 annual meeting of stockholders of SpectRx, Inc., a Delaware corporation, will be held on Thursday, May 20, 2004 at 10:00 a.m., local time, at the Drury Inn & Suites Hotel, 5655 Jimmy Carter Blvd., Norcross, Georgia 30071 for the following purposes:

  To elect directors of SpectRx.

  To ratify the appointment of Eisner LLP as SpectRx's independent auditors for the 2004 fiscal year.

  To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

These matters are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 2, 2004 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of The Board of Directors

Mark A. Samuels
Chairman, Chief Executive Officer and Director

Norcross, Georgia
April 23, 2004

SPECTRX, INC.

PROXY STATEMENT
2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the board of directors on behalf of SpectRx, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held Thursday, May 20, 2004 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the Drury Inn & Suites Hotel, 5655 Jimmy Carter Blvd., Norcross, Georgia 30071. Our principal executive offices are located at 6025A Unity Drive, Norcross, Georgia 30071, and our telephone number at our principal office is (770) 242-8723.

This proxy statement and the accompanying form of proxy are first being sent or given to stockholders on or about April 23, 2004.

Record Date and Voting Securities

Stockholders of record of our common stock, par value $.001 per share, at the close of business on April 2, 2004, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share held as of the record date. As of the record date, 11,377,334 shares of our common stock were issued and outstanding and held of record by 165 stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Solicitation

We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections with the assistance of our transfer agent. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares, which are entitled to vote and which are present or represented by proxy at the meeting. For this annual meeting, once a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required under Delaware law for approval of proposals presented to stockholders, except that the directors will be elected by a plurality of votes.

The inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" or proxies required to be treated as "non-votes" as being present and entitled to vote for purposes of determining the presence of a quorum. A "non-vote" occurs if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter. "Non-votes" will be considered as present for purposes of determining the number of votes required for a proposal to be approved. Shares voted "WITHHELD" or "ABSTAIN" or "non-votes", however, will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote and, therefore, will have the same effect as a vote against the proposal.

Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

  FOR the election of the six persons named in this proxy statement as the board of directors' nominees for election to the board of directors; and
  FOR the ratification of Eisner LLP as SpectRx's independent auditors for the 2004 fiscal year.

No business other than that listed in this proxy statement is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

Deadline for Receipt of Stockholder Proposals To Be Presented At 2005 Annual Meeting

We must receive proposals of our stockholders that are intended to be presented by stockholders at the 2005 annual meeting at our principal executive offices, no later than December 24, 2004 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2005 annual meeting, if that stockholder fails to notify us in the manner just described by March 9, 2005, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2005 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

Independent Auditors

Eisner LLP are our current independent auditors. Representatives of Eisner LLP are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Changes in Certifying Accountants

On June 14, 2002, we filed a Current Report on Form 8-K reporting under Item 4 "Changes in Registrant's Certifying Accountant" as follows:

"On June 12, 2002, the audit committee of the board of directors of SpectRx, Inc. voted to dismiss its independent public accountants, Arthur Andersen LLP, effective on that date. On June 12, 2002, the audit committee of the board of directors voted to engage the services of Ernst & Young LLP to serve as SpectRx's independent public accountants for its 2002 fiscal year, effective on that date.

Arthur Andersen's reports on SpectRx's consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During SpectRx's two most recent fiscal years through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with Arthur Andersen's report on SpectRx's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

SpectRx provided Arthur Andersen with a copy of the foregoing disclosures and Arthur Andersen provided a letter, dated June 14, 2002, stating its agreement with such statements.

During SpectRx's two most recent fiscal years and through the date of its filing on Form 8-K on June 14, 2002, SpectRx did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SpectRx's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K."

On October 24, 2003, we filed a Current Report on Form 8-K reporting under Item 4 "Changes in Registrants Certifying Accountant" as follows:

On October 17, 2003, the Audit Committee of the Board of Directors of SpectRx, Inc. (the "Company") unanimously approved the engagement of the accounting firm of Eisner LLP as its new independent public accountants effective immediately. Also on October 17, 2003, the Company's Audit Committee unanimously agreed to dismiss Ernst & Young LLP.

The report of Ernst & Young LLP on the consolidated financial statements of the Company, for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. Ernst & Young LLP's opinion included an explanatory paragraph pertaining to an uncertainty regarding the ability of the Company to continue as a going concern.

In connection with the audit of the Company's financial statements for the year ended December 31, 2002 and in the subsequent interim period from January 1, 2003 through and including October 17, 2003, there was one disagreement between the Company and its auditors, Ernst & Young LLP, on a matter of accounting principle or practices, consolidated financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in its report. During the review of the Company's unaudited financial statements for the quarter ended March 31, 2003, the Company and Ernst & Young LLP disagreed on the amount of gain to be recognized from the sale of the BiliChek line of business. The audit committee of the board of directors also discussed the subject matter of this disagreement and other items with Ernst & Young LLP. The issue was resolved to the satisfaction of Ernst & Young LLP. The Company has authorized Ernst & Young LLP to respond fully to inquiries of the successor accountant concerning the subject matter of this disagreement.

There were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K during the period of Ernst & Young LLP's retention as the Company's independent public accountants (June 12, 2002 to October 17, 2003).

The Company has not consulted with Eisner LLP during the last two fiscal years ended December 31, 2002 and 2001 or during the subsequent interim periods from January 1, 2003 through and including October 17, 2003, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter that was the subject of a disagreement or a reportable event as set forth in Item 304(a)(2)(i)and(ii) of Regulation S-K.

The Company requested Ernst & Young LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the statements made above by the Company.

Audit Fees

Eisner LLP has billed us $36,000, in the aggregate, for professional services it rendered for its audit of our annual financial statements for the fiscal year ended December 31, 2003 and the reviews of the interim financial statements included in our Form 10-Q filed from October 24, 2003 through December 31, 2003.

Ernst & Young LLP billed us $21,500, in the aggregate for professional services it rendered for its audit of our annual financial statements for the fiscal year ended December 31, 2003 and the reviews of the interim financial statements included in our Form 10-Q filed prior to October 24, 2003. Ernst and Young LLP billed us $75,000 in the aggregate for audit services from the year ended December 31, 2002.

Audit Related Fees

There were no audit-related service fees rendered by Eisner LLP or Ernst & Young LLP for 2002 or 2003.

Tax Fees

Ernst & Young LLP billed us $20,500 and $7,420, respectively, in the fiscal years ended December 31, 2002 and 2003 for tax compliance services. Eisner LLP was not engaged for and did not bill us for any tax services in 2003.

All Other Fees

There were no other fees for services rendered by Eisner LLP during the fiscal year ended December 31, 2003. There were no other fees for services rendered by Ernst & Young LLP during the fiscal years ended December 31, 2002 and 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2003, our officers, directors and 10% stockholders were in compliance with all applicable filing requirements.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table lists information regarding the beneficial ownership of our common stock as of March 31, 2004 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 6025A Unity Drive, Norcross, Georgia 30071.
Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership (1)	Percent of Class (2)

Entities affiliated with SAFECO Corporation (3)
601 Union Street, Suite 2500
Seattle, WA 98101	1,800,000	15.4%
Dr. John Imhoff (4)
Cottage 441, 55 Rutledge Land
Sea Island, GA 31561	1,765,820	14.1%
Easton Hunt Capital Partners, L.P. (5)
SBS Tower, Suite 750, 2601 So. Bay Shore Dr.
Miami, FL 31333	1,666,660	12.8%
Dolphin Offshore Partners, LP (6)
129 E. 17th Street, 2nd Floor
New York, NY 10577	1,333,340	10.5%
David Musket (7)
125 Cambridgepark Drive
Cambridge, MA 02140	1,333,360	10.5%
ProMed Management Entities (8)
125 Cambridgepark Drive
Cambridge, MA 02140	1,133,360	9.1%
Entities affiliated with Hillman Company (9)
(Charles G. Hadley)
824 Market Street, Suite 900
Wilmington, DE 19801	1,006,400	8.8%
SDS Capital Partners (10)
53 Forest Avenue
Old Greenwich, CT 06870	1,000,000	8.1%
Dolores Maloof (11)
2669 Mercedes Drive
Atlanta, GA 30345	803,866	6.8%
Mark A. Samuels (12)	790,895	6.6%
Abbott Laboratories (13)
100 Abbott Park Road
Abbott Park, IL 60064	755,230	6.6%
Keith D. Ignotz (14)	695,560	5.9%
Sagamore Hill Capital Management, L.P. (15)
10 Glenville Street
Greenwich, CT 06831	666,660	5.5%
Thomas H. Muller, Jr. (16)	223,249	1.9%
William Arthur III (17)	38,333	*
Walter Pavlicek (18)	38,823	*
Mark Faupel (19)	117,437	1.0%
Earl Lewis (20)	27,625	*
William Zachary (21)	38,588	*
Chris Monahan (22)	26,583	*
All directors and executive officers as a group (11 persons) (23)	3,094,614	23.9%

_____________

(*) Less than 1%

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2) Percentage ownership is based on 11,377,334 shares of common stock outstanding as of March 31, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants or convertible preferred stock, or any such securities exercisable within 60 days after March 31, 2004, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Consists of 861,000 shares held by SAFECO Common Stock Trust, as to which voting and investment power are shared; 464,000 shares held by SAFECO Resource Series Trust, as to which voting and investment power are shared; and 175,000 shares held by SAFECO Corporation, which has shared voting and dispositive power with respect to all 1,500,000 shares; and warrants to purchase shares in the following amounts: 172,200 held by SAFECO Common Stock Trust, 92,800 held by SAFECO Resource Series Trust, and 35,000 held by SAFECO Corporation. All of these entities are affiliates of SAFECO Corporation.

(4) Consists of 622,500 common shares, preferred shares convertible into 333,330 common shares and warrants to purchase 718,330 common shares held by Dr. John Imhoff; and preferred shares convertible into 33,330 common shares and warrants to purchase 58,330 common shares held by Dr. Imhoff's spouse, for which he claims no beneficial interest.

(5) Consists of preferred shares convertible into 833,330 common shares and warrants to purchase 833,330 common shares held by Easton Hunt Capital Partners, L.P.

(6) Consists of preferred shares convertible into 666,670 common shares and warrants to purchase 666,670 common shares held by Dolphin Offshore Partners, LP.

(7) Consists of preferred shares convertible into 100,000 common shares and warrants to purchase 100,000 common shares held by Mr. Musket; preferred shares convertible into 422,740 common shares and warrants to purchase 422,740 common shares held by ProMed Partners, LP; preferred shares convertible into 75,940 common shares and warrants to purchase 75,940 common shares held by ProMed Partners, II, LP, and; preferred shares convertible into 68,000 common shares and warrants to purchase 68,000 common shares held by ProMed Offshore Fund, Ltd. ProMed Management shares voting and investment power of these three funds and may be deemed the beneficial owners of all of the shares, except those of Mr. Musket.

(8) Consists of preferred shares convertible into 422,740 common shares and warrants to purchase 422,740 common shares held by ProMed Partners, LP; preferred shares convertible into 75,940 common shares and warrants to purchase 75,940 common shares held by ProMed Partners, II, LP, and; preferred shares convertible into 68,000 common shares and warrants to purchase 68,000 common shares held by ProMed Offshore Fund, Ltd. ProMed Management shares voting and investment power of these three funds and may be deemed the beneficial owner of all of the shares.

(9) Consists of 27,625 shares held by Mr. Hadley subject to stock options that are exercisable within 60 days of March 31, 2004; 82,637 shares held by Wilmington Interstate Corporation; 9,905 shares owned by Wilmington Securities, Inc.; 494,101 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated 11/18/85; and shares in the following amounts held by C.G. Grefenstette and L.M. Wagner, Trustees of Trusts dated 12/30/76 - 98,033 shares for the children of Juliet Lea Hillman Simonds ; 98,033 for the children of Audrey Hillman Fisher; 98,033 for the children of Henry Lea Hillman, Jr.; and 98,033 for the children of William Talbot Hillman. Wilmington Securities Corporation is an indirect, wholly owned subsidiary of The Hillman Company. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, trustees of the Henry L. Hillman Trust, which trustees may be deemed the beneficial owners of all the shares except those subject to options owned by Mr. Hadley.

(10) Consists of preferred shares convertible into 166,670 common shares and warrants to purchase 166,670 common shares held by SDS Capital Group SPC, Ltd.; preferred shares convertible into 10,000 common shares and warrants to purchase 10,000 common shares held by North Sound Legacy Fund, LLC; preferred shares convertible into 110,000 common shares and warrants to purchase 110,000 common shares held by North Sound Legacy Institution Fund, LLC, and; preferred shares convertible into 213,330 common shares and warrants to purchase 213,330 common shares held by North Sound Legacy International. SDS Capital Partners shares voting and investment power of these three funds and may be deemed the beneficial owner of all of the shares.

(11) Consists of 131,000 common shares, preferred shares convertible into 166,670 common shares, and warrants to purchase 270,670 common shares held by Mrs. Maloof; and 235,526 shares held by Mrs. Maloof's spouse, for which she claims no beneficial interest.

(12) Consists of 271,926 common shares, preferred shares convertible into 66,670 common shares, and warrants to purchase 143,670 common shares held by Mr. Samuels; and 308,629 common shares subject to stock options that are exercisable within 60 days of March 31, 2004.

(13) Consists of 626,342 shares held by Abbott Laboratories and 128,888 shares that will be acquired upon conversion of its 100,000 shares of convertible preferred stock, including interest, calculated assuming a conversion price of $9.388 at 60 days past March 31, 2004.

(14) Consists of 238,924 common shares, preferred shares convertible into 66,670 common shares, and warrants to purchase 143,670 common shares held by Mr. Ignotz; and 246,296 shares subject to stock options that are exercisable within 60 days of March 31, 2004.

(15) Consists of preferred shares convertible into 333,330 common shares and warrants to purchase 333,330 common shares held by Sagamore Hill Hub Fund, Ltd. According to the reporting persons' Schedule 13G dated April 12, 2004, each of Sagamore Hill Capital Management, L.P., its general partner, Sagamore Hill Capital Advisors, and its sole member, Steven H. Bloom, have sole voting and dispositive power of these shares.

(16) Consists of 22,993 shares held by Mr. Muller and 200,256 shares subject to stock options that are exercisable within 60 days of March 31, 2004.

(17) Consists of 38,333 shares held by Mr. Arthur subject to stock options that are exercisable within 60 days of March 31, 2004.

(18) Consists of 3,803 shares held by Dr. Pavlicek and 35,020 shares subject to stock options that are exercisable within 60 days of March 31, 2004.

(19) Consists of 117,437 shares held by Dr. Faupel subject to stock options that are exercisable within 60 days of March 31, 2004.

(20) Consists of 27,625 shares held by Mr. Lewis subject to stock options that are exercisable within 60 days of March 31, 2004.

(21) Consists of 10,963 shares held by Mr. Zachary and 27,625 shares subject to stock options that are exercisable within 60 days of March 31, 2004.

(22) Consists of 26,583 shares held by Mr. Monahan subject to stock options that are exercisable within 60 days of March 31, 2004.

(23) Consists of 1,536,860 common shares, preferred shares convertible into 133,332 common shares and warrants to purchase 287,332 common shares held by the directors and executive officers; and 1,154,615 shares subject to stock options that are exercisable within 60 days of March 31, 2004.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

A board of six directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person's successor has been elected.

The nominees for director, who are all incumbents, are as follows:

Name	Age	Position with SpectRx	Director Since

Mark A. Samuels	46	Chairman, Chief Executive Officer & Director	1992
Keith D. Ignotz	56	Senior Executive Vice President & Director	1992
Charles G. Hadley	47	Director	1993
Earl R. Lewis	60	Director	1998
William E. Zachary, Jr	61	Director	1999
Christopher F. Monahan	65	Director	2000

Mark A. Samuels has served as a member of our board of directors and as our chief executive officer since co-founding SpectRx in 1992. Prior to that time, Mr. Samuels was a founder of Laser Atlanta Optics, Inc., an optical sensor company, where he held the position of president and chief executive officer until 1992. While at Laser Atlanta Optics, Mr. Samuels focused on the development of commercial and medical applications of electro-optics. Mr. Samuels earned a B.S. in Physics and a M.S. in Electrical Engineering from the Georgia Institute of Technology.

Keith D. Ignotz has served as a member of our board of directors since co-founding SpectRx in 1992. Since November 2003, he has served as senior executive vice president, responsible for our cancer detection business, Guided Therapeutics. Until November 2003, he had served as our president and chief operating officer since 1992. Prior to that time, Mr. Ignotz was president of Humphrey Instruments SmithKline Beckman (Japan), president of Humphrey Instruments GmbH (Germany), and senior vice president of Allergan Humphrey Inc., a medical device company. Mr. Ignotz is a member of the board of directors of Vismed, Inc., an ophthalmic diagnostic products company and Pennsylvania College of Optometry. Mr. Ignotz earned a B.A. in Sociology and Political Science from the San Jose State University and a M.B.A. from Pepperdine University.

Charles G. Hadley has served as a member of our board of directors since 1993. Since 1988, Mr. Hadley has been general partner of Cashon Biomedical Associates, L.P., which is the managing general partner of the Hillman Medical Ventures partnerships. These venture firms focus on investments in early stage medical technology companies. Mr. Hadley earned a B.A. from George Washington University and a J.D. and M.B.A. from Stanford University.

Earl R. Lewis has served as a member of our board of directors since July 1998. Mr. Lewis is president, chief executive officer, and chairman of the board of directors of FLIR Systems, Inc., a manufacturer of thermal imaging and broadcast camera systems for a wide variety of applications in the commercial and government markets. Prior to joining FLIR in 2000, Mr. Lewis was president and chief executive officer of Thermo Instrument Systems, Inc. He served in various capacities with Thermo Instrument Systems since 1986. Thermo Instrument Systems develops, manufactures and markets analytical instruments used to identify complex compounds as well as instruments used to image, inspect and measure various industrial processes and life sciences phenomena. Mr. Lewis is a member of the board of directors of Spectra Physics Laser, Inc., IGI, Inc. and Harvard Bioscience, Inc.

William E. Zachary, Jr. has served as a member of our board of directors since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member. He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the board of directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and the National Association of Securities Dealers, Inc.

Christopher F. Monahan has served as a member of our board of directors since October 2000. Mr. Monahan has been a private investor since 1998, following a 38-year career in the medical industry. Most recently, Mr. Monahan served as the divisional vice president and general manager in the Diagnostics Division of Abbott Laboratories, from 1992 to 1998. From 1988 to 1992 he served as president of Unipath, a division of the Unilever Co., and was responsible for its worldwide hematology business and marketing of the U.S. Clearview Rapid Assay line. From 1981 to 1988, Mr. Monahan was president and chief executive officer of Sequesta Turner Corp. Mr. Monahan earned a B.A. from the University of Notre Dame.

Vote Required

The six nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

Board Meetings and Committees

Our board of directors held eight meetings during the fiscal year ended December 31, 2003. No director attended fewer than 75% of the meetings of the board of directors and the committees on which he served during the fiscal year ended December 31, 2003. We encourage our directors to attend the annual meeting of stockholders. In 2003, all of our directors except one attended our annual meeting. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The board of directors believes it is appropriate not to have a nominating committee because of the relatively small size of the board and the entire board functions in that capacity. Based on the definition of independence of the Nasdaq Stock Market, Messrs. Hadley, Lewis, Zachary and Monahan are independent directors. The board works with its members and management to identify new board members. The board of directors will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 6025A Unity Drive, Norcross, Georgia 30071.

The board of directors has established an audit committee, which selects and engages the independent public accountants to audit the company's annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of the company's internal accounting staff and the independence of the company's external auditors. The audit committee currently consists of Messrs. Hadley (Chairman), Lewis, and Zachary. The audit committee met five times during 2003. The audit committee's charter is attached hereto as Exhibit A. The board of directors has determined that each member of the audit committee is independent in accordance with Nasdaq Stock Market Standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years. The board has also determined that Messrs. Hadley and Lewis meet the criteria specified under applicable SEC regulations for an "audit committee financial expert" and that all of the committee members are financially sophisticated.

        The board of directors has also established a compensation committee, which sets the compensation for officers of the company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Messrs. Lewis (Chairman), Hadley and Monahan, each of whom is independent under Nasdaq listing standards. The compensation committee met twice during 2003.

Communication with Directors

Any stockholder is welcome to communicate with any director or the board of directors by writing to him or them, c/o Corporate Secretary, 6025A Unity Drive, Norcross, Georgia 30071.

Director Compensation

Non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. In 2003, in lieu of cash payments for each quarter and meeting payments for the first and second quarters, the non-employee directors were granted stock options at the market price as of the date of the regularly scheduled second quarter board meeting. All cash payments and option grants were suspended after June 30, 2003. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. Non-employee directors may be granted options to purchase common stock under our 1995 stock plan. Each non-employee director was granted options to purchase 6,000 shares, which vested immediately, on May 22, 2003 for the first two quarters of 2003 in lieu of cash payments.

Compensation Committee Interlocks and Insider Participation

Charles G. Hadley, Christopher F. Monahan and Earl R. Lewis comprise the compensation committee. No member of the compensation committee has been an officer or employee of SpectRx or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2001, 2002 and 2003 to the chief executive officer, our chief operating officer and our four other most highly compensated executive officers in 2003, who are referred to as the named executive officers:

Summary Compensation Table
		Annual Compensation			Long Term Compensation Securities Underlying Options/	All Other
Name & Principal Position	Year	Salary ($)		Bonus ($)	SARs (#)	Compensation ($)

Mark A. Samuels	2003	230,562	(1)	0	(50,000)	3,188	(2)
Chairman and Chief	2002	202,292	(1)	0	25,000	3,188	(2)
Executive Officer	2001	227,532		25,000	---	3,148	(2)

William D. Arthur, III	2003	13,648	(3)	0	105,000	---
President and Chief	2002	0		0	---	---
Operating Officer	2001	0		0	---	---

Keith D. Ignotz	2003	188,874	(1)	0	(45,000)	2,880	(2)
Senior Executive Vice	2002	165,486	(1)	0	15,000	2,880	(2)
President	2001	182,236		20,000	---	2,880	(2)

Thomas H. Muller, Jr	2003	182,146	(1)	0	(10,000)	2,184	(2)
Executive Vice President,	2002	159,655	(1)	0	50,000	2,183	(2)
Chief Financial Officer	2001	164,289		20,000	---	2,200	(2)
and Secretary

Mark L. Faupel	2003	143,342	(1)	0	---	---
Executive Vice President,	2002	145,805	(1)	0	15,000	---
Chief Technical Officer	2001	153,806		21,000	---	---

Walter Pavlicek	2003	129,455	(1)	0	7,000	---
Vice President,	2002	133,842	(1)	0	10,000	---
Operations	2001	150,355		9,268	---	---

----------------

(1) The named executive officers have deferred salary included in the listed compensation totals. The following amounts of salary were deferred for the year indicated: Mr. Samuels -- 2002 -- $24,523 and 2003 -- $120,715; Mr. Ignotz -- 2002 -- $12,157 and 2003 -- $85,105; Mr. Muller -- 2002 -- $13,945 and 2003 -- $97,423; Dr. Faupel -- 2002 -- $10,677 and 2003 -- $31,477 and Dr. Pavlicek -- 2002 -- $7,105 and 2003 -- $14,887. In 2003, $15,215 and $6,086 of deferred 2002 salary was paid to Messrs. Samuels and Ignotz, respectively.

(2) Consists of insurance premiums for a term life policy, the proceeds of which are payable to each officer's named beneficiary.

(3) Mr. Arthur joined the Company on November 5, 2003.

Option Grants in Last Fiscal Year

The following table lists specified information concerning stock options granted during the fiscal year ended December 31, 2003 to the named executive officers. Options are granted under our 1995 stock plan. Under the stock plan, the options were granted with an exercise price equal to the fair market value on the date of grant. The options granted in 2003 vest in variable amounts - immediate for directors and certain consultants, and 24 to 48 months for employees - and expire in 2013. In accordance with the rules of the Securities and Exchange Commission, the following table also lists the potential realizable value over the term of the options, which is the period from the grant date to the expiration date based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

	Option/SAR Grants in Fiscal 2003
	Individual Grants
	Number of Securities Underlying Options/SARs	% of Total Options/SARs Granted in	Exercise or Base Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Granted (#)	Fiscal Year (1)	($/Sh) (2)	Date	5% ($)	10% ($)
Mark A. Samuels	10,000	4.1%	1.5	4/13/2013	$39,433	$53,906
William D. Arthur, III	105,000	43.0%	1.24	11/04/2013	$414,051	$566,014
Keith D. Ignotz	0	0%	0		$0	$0
Thomas H. Muller, Jr.	20,000	8.2%	1.5	4/13/2013	78,867	$107,812
Mark L. Faupel	0	0%	0		$0	$0
Walter Pavlicek	7,000	2.9%	1.5	4/13/2013	$27,603	$37,734

_____________________

(1) Based on an aggregate of 244,000 options we granted in the fiscal year ended December 31, 2003.

(2) The exercise price per share of each option was equal to the last reported sale price of the common stock on the date of grant.

(3) The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

There were no options exercised in 2003 by the named executive officers. The following table lists each of the named executive officers and the fiscal year end number and value of exercisable and unexercisable options:

Fiscal 2003 Year-End Option/SAR Values

	Number of Shares Underlying Unexercised Options/SARs at 12/31/03 (#)		Value of Unexercised In-The-Money Options/SARs at 12/31/03 ($)(1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark A. Samuels	308,629	13,230	$248,321	$ 1,146
William D. Arthur, III	38,333	66,667	29,950	50,000
Keith D. Ignotz	246,296	6,563	211,967	0
Thomas H. Muller, Jr	200,256	26,459	7,708	2,292
Mark L. Faupel	117,437	16,563	0	0
Walter Pavlicek	35,020	11,980	948	2,553

----------------

(1) Based on a value of $2.00 per share, which was the last reported sale price of the common stock on December 31, 2003.

Change of Control Arrangements

We have a compensatory arrangement with our executive officers that will result from a change of control of SpectRx, as described below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month's severance (in the case of Messrs. Faupel and Pavlicek) or twelve month's severance (in the case of Messrs. Samuels, Ignotz and Muller), which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of SpectRx with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

REPORT OF THE COMPENSATION COMMITTEE

The following report is provided to stockholders by the members of the compensation committee of the board of directors:

The compensation committee is responsible for making recommendations to the board of directors concerning salaries and incentive compensation for employees of and consultants to SpectRx. The compensation committee also has the authority and power to grant stock options to SpectRx's employees and consultants.

The goals of SpectRx's compensation policies are to align executive compensation with business objectives and corporate performance, and to attract and retain executives who contribute to the long-term success and value of SpectRx. We operate under the following principles to achieve these compensation goals:

  We pay competitively for experienced, highly-skilled executives:

SpectRx operates in the competitive and rapidly changing medical device industry. Executive base compensation is targeted to the salary range paid to comparable executives in companies of similar size, location, and with comparable responsibilities. The individual executive's salary is reviewed annually based on individual performance, corporate performance, and the relative compensation of the individual when compared to the salary ranges of executives in other companies with similar responsibilities.

  We reward executives for superior performance:

The committee believes that a substantial portion of each executive's compensation should be in the form of bonuses. Executive bonuses are based on a combination of individual performance and the attainment of corporate goals. Individual performance goals are based on specific objectives that must be met in order for SpectRx to achieve its corporate goals. In order to attract and retain executives who are qualified to excel in the medical device industry, performance in excess of the corporate goals results in higher bonuses.
  We strive to align long-term stockholder and executive interests:

In order to align the long-term interests of executives with those of stockholders, SpectRx grants key employees, and particularly executives, options to purchase stock. Options are granted at an exercise price equal to the closing price of one share of SpectRx's common stock on the day of the date of grant and will provide value only when the price of the common stock increases above the exercise price. Options are subject to vesting provisions designed to encourage executives to remain employed by SpectRx. Additional options are granted from time to time based on individual performance and the prior level of grants.

Compensation of Mark Samuels, Chairman and Chief Executive Officer

During 2003, the compensation of Mr. Samuels was determined by applying the same principles discussed above, which are also used to determine compensation and bonuses for all executive officers. In order to preserve cash, Mr. Samuels elected to receive some of his approved compensation as deferred compensation. Mr. Samuels did not receive a bonus in 2003. Mr. Samuel's compensation for 2003 is listed in the summary compensation table above.

Summary

The compensation committee believes that our compensation policy, as practiced to date by the compensation committee and the board, has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. Our compensation policy will evolve over time as SpectRx attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for SpectRx's products.

Respectfully submitted,

Earl R. Lewis, Chairman
Christopher F. Monahan
Charles G. Hadley

The above compensation committee report will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE

The following report is provided to stockholders by the members of the audit committee of the board of directors:

The board of directors of SpectRx has adopted a written audit committee charter. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

The audit committee has reviewed and discussed with SpectRx's management and Eisner LLP, SpectRx's independent auditors for the fiscal year ended December 31, 2003, the audited financial statements of SpectRx contained in its annual report to stockholders for the year ended December 31, 2003. The audit committee has also discussed with SpectRx's independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees.

The audit committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Eisner LLP their independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

Respectfully submitted,

Charles G. Hadley, Chairman
William E. Zachary, Jr.
Earl R. Lewis

The information contained in the report of the audit committee will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PERFORMANCE GRAPH

The graph below shows a comparison of total stockholder return for holders of our common stock from December 31, 1998 through December 31, 2003 compared with the Nasdaq Stock Market and the Nasdaq Medical Devices Index. This graph is presented pursuant to Securities and Exchange Commission rules and assumes all dividends have been reinvested in common stock. We believe that, while total stockholder return can be an important indicator of corporate performance, the stock prices of medical device stocks like SpectRx are subject to a number of market-related factors other than our performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the performance of other medical device stocks.

The information contained in the stock performance graph will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN TRANSACTIONS

In connection with a June 1994 sale of approximately 323,500 shares of restricted stock, we loaned Mark Samuels and Keith Ignotz $27,000 and $21,000, respectively. These full recourse loans were secured by the related common stock of the Company held by the officers, bore interest at 6% per annum, and became payable on December 31, 2002. These notes were fully satisfied in January and February 2003, and the collateral was released.

In October 1996, we loaned Mark Samuels and Keith Ignotz $200,000 each for a total of $400,000. The loans were secured by shares of common stock of Laser Atlanta Optics, Inc. ("LAO") and shares of our common stock. We and LAO were related through a common group of stockholders. The loans, which were recourse only to the extent of the collateral, bore interest at 6.72% per annum and became due and payable on December 31, 2002. During February 2003, we took possession of the collateral to fully satisfy these notes.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our board of directors has selected Eisner LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2004 and recommends that the stockholders ratify this selection. This firm has audited our financial statements since 2003. In the event of a negative vote, the board of directors will reconsider its selection. Representatives of Eisner LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of the majority of the votes cast will be required to ratify the appointment of Eisner LLP as our independent auditors for the fiscal year ending December 31, 2004.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, SPECTRX, INC., 6025A UNITY DRIVE, NORCROSS, GEORGIA 30071.

THE BOARD OF DIRECTORS

Dated: April 23, 2004

Attachment A
AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors.

There shall be a committee of the Board of Directors to be known as the audit committee. The audit committee shall be composed of not less than three directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All committee members shall be financially literate, and at least one member shall be an "audit committee financial expert," as defined by SEC regulations. The composition of the committee will be reviewed from time to time by the Board of Directors.

Purpose

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to: the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal audit function and independent auditors; the independent auditor's qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors (if any), and the financial management of the corporation.

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. In discharging its oversight role, the committee is empowered to investigate any matter brought toits attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties.

Responsibilities

In carrying out these responsibilities, the audit committee will:

  Be directly responsible for the appointment, retention, and termination of the independent auditors (subject, if applicable, to shareholder ratification), and the independent auditors must report directly to the audit committee. The committee also shall be directly responsible for the oversight of the work of other independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

  Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  Review with the independent auditors, the company's internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

  Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

  Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  Review accounting and financial human resources and succession planning within the company.

  Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

  The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

  Insure that the independent auditors of the company provide adequate evidence of their independence, including requiring a formal written statement regarding all relationship services provided to the company, which may impact independence.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECTRX, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2004

The undersigned stockholder of SPECTRX, INC., a Delaware corporation, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 23, 2004 and hereby appoints Mark A. Samuels and Thomas H. Muller, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 annual meeting to be held on May 20, 2004 at 10:00 a.m. local time, at the Drury Inn & Suites Hotel, 5655 Jimmy Carter Blvd., Norcross, Georgia 30071 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:
☐ FOR all nominees listed below	☐ WITHHOLD
Mark A. Samuels, Keith D. Ignotz, Charles G. Hadley, Earl R. Lewis, William E. Zachary, Jr., Christopher F. Monahan
Except, for vote withheld from the following nominee(s):

2. RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE INDEPENDENT AUDITORS OF SPECTRX FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004:
☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF THE INDEPENDENT AUDITORS, AND IN THE DISCRETION OF THE DESIGNATED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated:_________________________________, 2004

Signature

Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)